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                                    EXHIBIT 10.53

             TECHNOLOGY STRATEGIC ALLIANCE : MEMORANDUM OF UNDERSTANDING

1. This Memorandum defines the intent of Kaiser Aerospace & Electronics Corporation ("KAEC"), represented by its Kaiser Electro-Optics, Inc. subsidiary ("KEO"), and Vista Medical Technologies, Inc. ("VMTI") to cooperate in advancing the technology and application of head mounted displays for professional applications. KAEC is focused on military and industrial applications; VMTI is focused on medical applications.

2. KAEC and VMTI intend to cooperate in joint development programs as appropriate. Such cooperation will be determined by the management of KEO and VMTI on a project by project basis. Development programs undertaken by either party will be paid for according to a fee structure mutually agreed in advance of the program commencing.

3. KAEC will grant VMTI right of first refusal to exclusively license for medical applications independently developed new technology or devices, exercisable provided that VMTI contracts with KAEC for a mutually agreed proportion of the development work and eventual production of the resulting medical device, according to the terms of a mutually acceptable Manufacturing Supply Agreement, and provided that KAEC has the right to sell the resulting product into non-medical markets under a mutually agreed license agreement.

4. Technology independently developed by VMTI or developed by KAEC under contract to VMTI (provided that the technology, idea or product specification was an original contribution of VMTI and not the result of the exercise of the right of first refusal) remains the exclusive property of VMTI. KAEC will have reciprocal right of first refusal to apply such technology in fields other than medicine provided that VMTI has the right to license such technology and according to the terms of a separately negotiated License Agreement.

5. KAEC recognizes that VMTI will gradually build an independent technical capability. Both VMTI and KAEC acknowledge the investment by the other party in its personnel and agree not to recruit them for a period of six years or one year after this understanding has been terminated, unless management of both KAEC and VMTI agree otherwise.

6. KAEC and VMTI acknowledge that this memorandum represents a statement of intent by both parties and that all resulting cooperation will be managed on an arms length basis and on terms mutually agreed for each project.

7.   This Memorandum of Understanding supersedes the Technology Strategic
     Alliance: Memorandum of Understanding dated July 19, 1995 between VMTI and KEO and shall prevail for a term of five years unless terminated sooner, in writing, by mutual consents of the parties.

     For Vista Medical Technologies:    For Kaiser Aerospace & Electronics

      /s/ John Lyon                      /s/ S. J. Hill
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     John Lyon, President               S. J. Hill, President

      December 9, 1997                   December 9, 1997
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     Date                               Date